UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

January 20, 2004
(Date of earliest event reported)

Gasel Transportation Lines, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-30185	311239328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

County Road 10, Route 4, Box 181A, Marietta, OH	45750
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (740) 373-6479

Item 4. Changes in Registrant's Certifying Accountant.

(a) Van Krevel & Company, Dublin, Ohio has acted as the Company's auditor since the Company began having its statements audited in 1995. Van Krevel & Company is a small firm comprised of two accountants, only one of which is approved to perform audits for companies registered with the SEC. When the Company was preparing to execute another engagement letter for Van Krevel & Company to audit the financials for 2003, Van Krevel & Company learned that its professional liability insurance premiums were going to be significantly increased, and then, while looking for an alternate insurer, that no insurance companies would underwrite its professional liability coverage for performing SEC compliant audits. The final decision of Van Krevel & Company not being able to perform the audit was made by it only when another accounting firm was found that would perform the audit, which was formalized on January 8, 2004. Until another principal accountant was found, Van Krevel & Company was examining alternatives that would allow it to perform the audit. On January 16, 2004, Van Krevel & Company provided written notice to the Company and the SEC that as far as it was concerned, the client-auditor relationship had ceased as of December 29, 2003.

There were no adverse opinions or disclaimers of opinions made by Van Krevel & Company on the past two years audited statements for the Company. Further, the opinions expressed were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report on the financial statements for the year ended December 31, 2002, was modified to include a going concern uncertainty. The reason for this modification was that the Company had suffered recurring losses from operations and had a net capital deficiency which raised substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters were disclosed in the notes to the financial statements. The financial statements did not include any adjustments that might result from the outcome of this uncertainty.

Because of the circumstances and the availability of another accounting firm to undertake the audit of the Company financial statements for 2003, the Audit Committee approved the change in accounting firms.

There have been no disagreements with Van Krevel & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, from the time that it commenced to audit the Company financial statements until the determination that it could not perform the audit on the 2003 statements.

(b) Goff Backa Alfera & Company, LLC, Pittsburgh, Pennsylvania, has been engaged by the Company as the principal accountant to audit the Company's financial statements for the year 2003. This engagement was made on January 8, 2004, when the Company's Audit Committee executed an engagement letter with that firm. The Company has had no previous relationship with Goff Backa Alfera & Company, LLC, prior to the new engagement as principal accountant.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gasel Transportation Lines, Inc. (Registrant)
January 20, 2004 (Date)	/s/ MICHAEL J. POST Michael J. Post President